Sangamo BioSciences Reports First Quarter 2014 Financial Results

Partnership with Biogen Idec and Recent Follow-on Financing Enhance Cash Position

RICHMOND, Calif., May 6, 2014 /PRNewswire/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported first quarter 2014 financial results and accomplishments.

For the first quarter ended March 31, 2014, Sangamo reported a consolidated net loss of $7.6 million, or $0.12 per share, compared to a net loss of $6.9 million, or $0.13 per share, for the same period in 2013. As of March 31, 2014, the Company had cash, cash equivalents, marketable securities and interest receivable of $244.2 million.

Revenues were $8.1 million for the first quarter of 2014, compared to $4.6 million for the same period in 2013. First quarter 2014 revenues were generated from the Company's collaboration agreements with Shire International GmbH (Shire), Biogen Idec (Biogen) and Sigma-Aldrich Corporation (Sigma), enabling technology agreements and research grants. The revenues recognized for the first quarter of 2014 consisted of $7.6 million in collaboration agreements and $0.5 million in research grants, compared to $4.1 million and $0.5 million, respectively, for the same period in 2013.

The increase in collaboration agreement revenues was primarily due to the Company's collaboration and license agreements with Shire and Biogen. In the first quarter of 2014, Sangamo recognized $5.0 million of revenues related to research services performed under the collaboration agreement with Shire and $0.4 million of revenues related to research services performed under the collaboration agreement with Biogen. In addition, pursuant to the agreements entered into with Shire in January 2012 and Biogen in January 2014, Sangamo received upfront payments of $13.0 million and $20.0 million, respectively, which are being recognized on a straight-line basis over the initial six-year research term for Shire and approximately 40 months for Biogen. The Company recognized $0.5 million of the Shire upfront payment and $0.7 million of the Biogen upfront payment as revenue for the first quarter of 2014.

Research and development expenses were $12.0 million for the first quarter of 2014, compared to $8.2 million for the same period in 2013. The increase in research and development expenses was primarily related to increases in external research expenses associated with our preclinical programs, personnel-related expenses, including stock-based compensation, and professional services expenses. General and administrative expenses were $3.6 million for the first quarter of 2014, compared to $3.3 million for the same period in 2013.

Total operating expenses for the first quarter of 2014 were $15.7 million, compared to $11.5 million for the same period in 2013.

Quarter Highlights

  Collaboration with Biogen Idec to Develop Potentially Curative ZFP Therapeutics® for Hemoglobinopathies. On January 8, 2014, Biogen Idec (Biogen) and Sangamo entered into an exclusive world-wide collaboration and license agreement focused on the development of therapeutics for hemoglobinopathies, specifically sickle cell disease (SCD) and beta-thalassemia, based on Sangamo's zinc finger nuclease (ZFN) genome-editing technology. Under the terms of the agreement, Sangamo is responsible for all research and development activities through the first clinical proof of concept trial in beta-thalassemia, and both companies will perform activities to enable submission of an Investigational New Drug (IND) application for SCD.  Biogen will be responsible for subsequent world-wide clinical development and commercialization of products arising from the alliance. Sangamo retains an option to co-promote any licensed product to treat SCD and beta-thalassemia in the United States. Biogen provided Sangamo with an upfront payment of $20.0 million and will reimburse Sangamo for its internal and external research and development program-related costs. Sangamo may also receive additional payments of approximately $300 million based on the achievement of certain development, regulatory, commercialization and sales milestones. Sangamo is also eligible to receive royalties that are a tiered double-digit percentage of annual product sales.
  Closing of $100 million Public Offering Of Common Stock. On March 26, 2014, Sangamo closed an underwritten public offering of 4,444,444 shares of its common stock at a public offering price of $22.50 per share. The aggregate net proceeds from the offering were approximately $93.8 million, after deducting underwriting discounts and commissions and other offering expenses.
  Publication in the New England Journal Of Medicine (NEJM) of  First-In-Man Study of Genome Editing Using Sangamo's ZFN Technology and Presentation of Subsequent Clinical Data at CROI 2014 Demonstrating Enhancement Of SB-728-T Engraftment. Data from the first human clinical study of Sangamo's proprietary ZFN-based genome editing technology were published on March 5, 2014 in the NEJM. The Phase 1 study, carried out in HIV-positive subjects, in  the period from 2009 to 2012, was the first clinical trial in Sangamo's  program to develop SB-728-T as novel immunological therapy for HIV. Data from the study demonstrate that the T-cell genome can be safely engineered to mimic a naturally occurring mutation that provides resistance to HIV infection. ZFN-modified T-cells (SB-728-T) are well tolerated when reinfused and treatment is associated with decreased viral loads in several subjects who were taken off their antiretroviral therapy (ART), including one subject whose viral load became undetectable. The study demonstrates the feasibility of this novel genome editing approach to achieve functional control of HIV. Clinical data from additional trials in this program confirm and extend the data published in the NEJM study. An update on the ongoing status and future plans for clinical trials of SB-728-T was presented at the Conference on Retroviruses and Opportunistic Infections (CROI 2014) the following day.

Financial Guidance for 2014

The Company has updated its earlier guidance as follows:

  Cash and Investments: As a result of  its public offering of common stock in March 2014, Sangamo expects that its cash, cash equivalents and marketable securities will be at least $225 million at the end of 2014, inclusive of research funding and certain milestone payments from Shire and Biogen but exclusive of funds arising from any additional new collaborations or partnerships, equity financings or other new sources.
  Revenues: Sangamo expects that revenues will be in the range of $45 to $50 million in 2014, inclusive of research funding and certain milestone payments from Shire and Biogen. In line with the company's previous accounting treatment of upfront fees, Sangamo expects that the $20.0 million upfront payment from Biogen will be recognized as revenue on a straight line basis over a period of approximately 40 months, which is approximately $6 million per year.
  Operating Expenses: Sangamo expects that operating expenses will be in the range of $65 to $70 million for 2014.

Conference Call

Sangamo will host a conference call today, May 6, 2014 at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. A webcast replay will also be available for two weeks after the call. During the conference call, the Company will review these results, discuss other business matters, and provide guidance with respect to 2014.

The conference call dial-in numbers are 877-377-7553 for domestic callers and 678-894-3968 for international callers. The passcode for the call is 30112130. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on May 6, 2014 to midnight ET on May 13, 2014. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 30112130.

About Sangamo

Sangamo BioSciences, Inc. is focused on Engineering Genetic Cures™ for monogenic and infectious diseases by deploying its novel DNA-binding protein technology platform in therapeutic gene regulation and genome editing. The Company has ongoing Phase 2 clinical trials to evaluate the safety and efficacy of a novel ZFP Therapeutic® for the treatment of HIV/AIDS (SB-728-T) and NGF-AAV for Alzheimers disease (CERE-110). Sangamo's other therapeutic programs are focused on monogenic and rare diseases. The company has formed a strategic collaboration with Shire International GmbH to develop therapeutics for hemophilia, Huntington's disease and other monogenic diseases, and with Biogen Idec for hemoglobinopathies, such as sickle cell disease and beta-thalassemia. It has also established strategic partnerships with companies in non-therapeutic applications of its technology, including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the Company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to anticipated cash and investment balance, operating expenses, revenue and potential milestone and royalty payments, the research and development of ZFNs and ZFP TFs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, revenue recognition and achievement of research milestones and objectives under collaboration agreements with Shire and Biogen, and timing of presentation of clinical data. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, the lengthy and uncertain regulatory approval process, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo and its partners will be able to develop commercially viable gene-based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo's operations and business environments. These risks and uncertainties are described more fully in Sangamo's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and Sangamo undertakes no duty to update such information except as required under applicable law.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

Statement of Operations Data:
	Three Months Ended
	March 31,
	2014	2013

Revenues:
Collaboration agreements	$ 7,568	$ 4,083
Research grants	548	540
Total revenues	8,116	4,623

Operating expenses:
Research and development	12,033	8,220
General and administrative	3,644	3,308
Change in fair value of contingent liability	50	-
Total operating expenses	15,727	11,528
Loss from operations	(7,611)	(6,905)
Interest and other income, net	39	20
Net loss	$ (7,572)	$ (6,885)
Basic and diluted net loss per common share	$ (0.12)	$ (0.13)
Shares used in computing basic and diluted net loss per
common share	63,199	53,377

	March 31, 2014	December 31, 2013
SELECTED BALANCE SHEET DATA

Cash, cash equivalents, marketable securities and interest receivable	$ 244,197	$ 131,814
Total assets	255,500	140,838
Total stockholders' equity	217,425	121,710

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CONTACT: Sangamo BioSciences, Inc., Elizabeth Wolffe, Ph.D., 510-970-6000, x271